Exhibit 99.1
AMENDMENT NO. 1 TO ACQUISITION AGREEMENT
     THIS AMENDMENT NO. 1 (“Amendment 1”) to that certain Acquisition Agreement dated March 5, 2010, by and among Satellite Telecom Holdings Limited (formerly Carrier to Carrier Telecom Holdings Limited), a limited liability company incorporated under the laws of Gibraltar (the “Seller”), Globecomm Systems Inc., a Delaware corporation (the “Buyer”), Globecomm Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands (“GHBV”), and Evolution Communications Limited (formerly Globecomm (BVI) Ltd.), a limited liability company incorporated under the laws of the British Virgin Islands (“Evocomm”), (the “Agreement”), is made on 17-June-2011, by and between Seller, Buyer, GHBV, and Evocomm. Buyer, GHBV, and Evocomm are collectively referred to as “the Buyer Parties” in this Amendment 1. Capitalized terms used in this Amendment 1 shall have the meanings assigned to such terms in the Agreement unless otherwise defined in this Amendment 1.
BACKGROUND FACTS
     A. The acquisition and disposition transaction called for under the Agreement closed on March 5, 2010.
     B. A portion of the First Tranche Earn Out Payment equal to $4,500,000 was earned by Seller and paid out on April 15, 2011.
     C. The Buyer has evaluated the forecast for the EBITDA for the Second Earn Out Measurement Period and made a determination that it is likely the Seller will earn a significant portion of the Second Tranche Earn Out Payment.
     D. Buyer desires to have the Earn Out Escrow Account released earlier than the end of the Second Earn Out Measurement Period, which is when it would otherwise be released in accordance the terms of the Agreement and the Earn Out Escrow Agreement.
     E. Seller desires to have the Second Tranche Earn Out Payment made earlier than the end of the Second Earn Out Measurement Period.
     F. This Amendment 1 sets forth the agreement of Buyer Parties and Seller as to the modification of Section 3.4 of the Agreement in order to permit the distribution of the Second Tranche Earn Out Payment on July 15, 2011.
AGREEMENT
     NOW, THEREFORE, the parties hereto agree as follows:
     1. Buyer Parties and Seller agree that in lieu of waiting to the end of the Second Earn Out Measurement Period and making a final EBITDA determination to calculate the Second Tranche Earn Out Payment as described in Section 3.4 of the Agreement, the Buyer Parties and Seller agree to make the Second Tranche Earn Out Payment as specified in this Amendment 1.
     2. On or before 15-July-2011, Buyer shall, through one or more of the Buyer Parties, pay Seller $4,500,000, as full and final settlement of the Second Tranche Earn Out Payment.

     3. On or before 24-June-2011, Buyer and Seller shall issue a Joint Instruction to Wilmington Trust, in accordance with Article 3(a)(i) of the Earn Out Escrow Agreement, authorizing the release of the full amount of the Earn Out Escrow Account to Buyer.
     4. Except as modified by this Amendment, the Agreement is not otherwise amended or altered in any respect and remains in full force and effect.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment 1 to the Acquisition Agreement as of the date first above written.

SATELLITE TELECOM HOLDINGS LIMITED
By:
Name:
Title:

GLOBECOMM SYSTEMS INC.
By:
Name:
Title:

GLOBECOMM HOLDINGS B.V.
By:
Name:
	Title:	Jointly Authorized Director A

By:
Name:
	Title:	Jointly Authorized Director B

EVOLUTION COMMUNICATIONS LIMITED
By:
Name:
	Title:	Managing Director